Exhibit 10.01

SUPPORT AGREEMENT

This Support Agreement, dated November 4, 2024 (this “Agreement”), is by and among Nitor Capital Management, LLC, a New York limited liability company, and David J. Spier (together, “Stockholder”), on the one hand, and Tejon Ranch Co., a Delaware corporation (the “Company”), on the other hand.

RECITALS

WHEREAS, the Company and Stockholder have engaged in various discussions and communications concerning the Company’s business, financial performance and other matters;

WHEREAS, Stockholder is deemed to beneficially own shares of common stock of the Company, par value $0.50 (the “Common Stock”), totaling, in the aggregate, 489,700 shares, or approximately 1.8%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders and Stockholder has determined that it is in its best interests to come to an agreement with respect to certain matters in respect of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation and Board Matters.

(a)

Concurrently with the Company’s execution of this Agreement, the Company has (i) increased the size of the Board such that there would be a vacancy on the Board and (ii) appointed Mr. Eric Speron (the “Appointee”) to fill the newly created vacancy, with a term expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”).

(b)

The Board, and all applicable committees of the Board, shall take all necessary actions to nominate and recommend the Appointee as a candidate for election to the Board at the 2025 Annual Meeting, and the Company agrees to recommend, support and solicit proxies for the election of the Appointee at the 2025 Annual Meeting in a manner no less rigorous and favorable than the manner in which the Company supports the Board’s other nominees.

(c)

The Company agrees that, during the Standstill Period (as defined herein), the Appointee shall be considered along with all other Board members for Board committee assignments in connection with the Board’s annual review of committee composition.

(d)

The Company agrees that if, during the Standstill Period, the Appointee (or his replacement appointed pursuant to this Section 1(d)) is unable to serve as a director for any reason, and at such time Stockholder has a Beneficial Ownership (as defined herein) of at least the lesser of (x) 1.2% of the Company’s then outstanding Common Stock and (y) 321,776 shares of Common Stock (subject to adjustment for stock splits, reclassifications, combinations, and similar adjustments), then Stockholder shall have the ability to identify and recommend a replacement director, provided that any such candidate so recommended shall qualify as “independent” under NYSE’s listing standards. In the event that the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) does not recommend to the Board or, as provided below, the Board does not thereafter elect the replacement director so recommended (it being acknowledged that the Nominating Committee and Board cannot unreasonably withhold, condition, or delay their respective recommendation or election), then Stockholder shall have the right to recommend an additional replacement director for consideration by the Nominating Committee and/or Board. Upon recommendation of a replacement director candidate by the Nominating Committee, the Board will take such actions as are necessary to elect such replacement director to the Board no later than ten (10) business days after the Nominating Committee’s recommendation. Subject to NYSE rules and applicable law, upon a replacement director’s election to the Board, the Board and all applicable committees of the Board shall take all necessary actions to appoint such replacement director to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Following the appointment of any replacement director in accordance with this Section 1(d), any reference to the Appointee in this Agreement shall be deemed to refer to such replacement director.

2.	Certain Other Matters.

(a)

Stockholder agrees that during the Standstill Period, Stockholder shall not, directly or indirectly, and Stockholder shall cause each Stockholder Affiliate (as defined herein) not to, directly or indirectly:

(i)

solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined herein), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act (as defined herein)) in or assist any Third Party (as defined herein) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii)

knowingly encourage, advise or knowingly influence any other person or assist any Third Party in so knowingly encouraging, assisting or knowingly influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii)

form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (other than any such group or agreement that is with a Stockholder Affiliate and such Stockholder Affiliate is bound by the terms and conditions of this Agreement as if it were a party hereto);

(iv)

present at any annual meeting or any special meeting of the Company’s stockholders or through action by written consent any proposal for consideration for action by stockholders or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board, except as specifically permitted in Section 1;

(v)

sell, offer or agree to sell directly or indirectly, through swap, hedging, derivative transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Stockholder, other than in open market sale transactions where the identity of the purchaser is not known or in underwritten widely-dispersed public offerings, to any Third Party that would knowingly result in such Third Party, together with its Affiliates, Beneficially Owning, in the aggregate, 5% or more of the shares of Common Stock outstanding at such time or would increase the Beneficial Ownership of any Third Party who, together with its Affiliates, has a Beneficial Ownership in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(vi)

grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting or special meeting except as provided in Section 2(b) below, or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii)	make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(viii)

without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, privately to the Company (if such communication is intended to, or would reasonably be expected to, require any public disclosure of such communication) or publicly propose, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, extraordinary dividend, significant share repurchase, or any similar transaction or other business combination involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company, any of the Company’s Affiliates, or any subsidiary, business, venture or division of the foregoing, or knowingly encourage or knowingly support any other Third Party in any such activity; provided, however, that the foregoing shall not prohibit or restrict Stockholder from exchanging, tendering, or otherwise participating in any tender or exchange offer with respect to the Common Stock, whether or not such transaction involves a change of control of the Company, on the same basis as the other stockholders of the Company;

(ix)

purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities, if in any such case, immediately after the taking of such action, Stockholder would, individually or in the aggregate with Stockholder Affiliates, collectively have Beneficial Ownership of an amount that would equal or exceed 5.0% of the then outstanding shares of Common Stock;

(x)

take any action, alone or with a Third Party, in support of or make any public proposal or request that constitutes (A) controlling or changing the Board or management of the Company, including any plans or proposals to change the number of directors or to fill any vacancies on the Board (except as specifically permitted in Section 1), (B) any material change in the capitalization, share repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure or (D) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or bylaws;

(xi)	enter into any discussions, negotiations, arrangements or understandings with any Third Party to take any action that is prohibited under this Section 2(a);

(xii)	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably likely require public disclosure by Stockholder or the Company; or

(xiii)	contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 2(a).

Notwithstanding anything in this Agreement to the contrary, the foregoing provisions of this Section 2(a) shall not be deemed to restrict Stockholder from: (i) communicating privately with the Board or any of the Company’s officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over Stockholder. Furthermore, for the avoidance of doubt, nothing in this Agreement shall be deemed to restrict in any way the Appointee in the exercise of the Appointee’s fiduciary duties to the Company.

(b)

Until the end of the Standstill Period, Stockholder and the Stockholder Affiliates shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of stockholders or in connection with any solicitation of stockholder action by written consent (each a “Stockholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Stockholders Meeting, to be present for quorum purposes and to be voted, at all such Stockholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Stockholders Meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business that comes before any Stockholder Meeting; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. LLC (“GL”) recommend otherwise with respect to any proposals (other than as related to the election, removal or replacement of directors), Stockholder shall be permitted to vote in accordance with ISS’s and GL’s recommendation; provided, further, that Stockholder shall be permitted to vote in its sole discretion on any proposal of the Company in respect of any Extraordinary Transaction.

3.

Public Announcements. Promptly following the execution of this Agreement, the Company shall announce the election of the Appointee in a press release (the “Press Release”). The Company shall provide Stockholder with a copy of the Press Release prior to releasing it and shall consider in good faith any timely comments of Stockholder, but Stockholder shall have no right to approve the content of the Press Release; provided, however, to the extent that the Press Release includes any reference to, or disclosure regarding, Stockholder, Stockholder shall be entitled to approve the content of such reference and/or disclosure. During the Standstill Period, no party shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release and the Form 8-K referenced below, and Stockholder shall not make or cause to be made any public announcement or statement regarding this Agreement or the appointment of the Appointee, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. In the event Stockholder becomes required to file a Schedule 13D with respect to the Company, Stockholder shall provide the Company with a copy of such Schedule 13D prior to its filing with the SEC and shall consider in good faith any timely comments of the Company, but the Company shall have no right to approve the content of such Schedule 13D. Stockholder acknowledges and agrees that the Company intends to file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current

Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC. The Company shall provide Stockholder with a copy of such Form 8-K prior to its filing with the SEC and shall consider in good faith any timely comments of Stockholder, but Stockholder shall have no right to approve the content of the Form 8-K. As used in this Section 3, comments will be “timely” if they are delivered within twenty-four (24) hours of the respective document being provided to the receiving party.

4.

Non-Disparagement. During the Standstill Period, Stockholder and the Company agree not to make, or cause to be made (whether directly or indirectly), any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, the other party or its respective business, operations or financial performance, officers or directors or any person who has served as an officer or director of either party in the past, or who serves on or following the date of this Agreement as an officer or director of either party (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format or (c) to any stockholder, investor, analyst, journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview). For the avoidance of doubt, the foregoing shall not prevent the making of any factual statement in connection with any compelled testimony or production of information by legal process, subpoena or as part of a response to a request for information from any governmental authority with purported jurisdiction over the party from whom information is sought.

5.

No Litigation. During the Standstill Period, each party hereby covenants and agrees that it shall not, and shall not permit any of its respective agents, subsidiaries, Affiliates, officers or directors to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the other party, any Affiliate of the other party, or any of its or their respective current or former directors or officers (solely in connection with their service in such capacities), except for (i) any action to enforce the provisions of this Agreement, (ii) any counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates in violation of this Agreement or (iii) responding to or complying with validly issued legal process. Notwithstanding anything to the contrary herein, this Section 5 shall not prohibit Stockholder from exercising statutory appraisal rights, if any, with respect to the Company.

6.

Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.

Representations and Warranties of Stockholder. Stockholder represents and warrants that, as of the date of this Agreement, (a) Stockholder Beneficially Owns 483,000 shares of Common Stock; and (b) except for such ownership, Stockholder does not, individually or in the aggregate with all other Stockholder Affiliates, have any other Beneficial Ownership of, economic exposure to, and/or short interest in, any Voting Securities, including through any derivative transaction.

8.	Certain Defined Terms. For purposes of this Agreement:

(a)	The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b)	“Beneficial Ownership” shall have the meaning ascribed to it under the Exchange Act and the rules and regulations promulgated thereunder.

(c)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(d)

“Extraordinary Transaction” shall mean any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a person that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.

(e)

The terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f)	“SEC” shall mean the Securities and Exchange Commission.

(g)

“Standstill Period” shall mean from the date of this Agreement until the date that is the earlier of (x) thirty (30) calendar days prior to the notice deadline under the Company’s Restated Certificate of Incorporation for the nomination of director candidates (the “Notice Deadline”) for election to the Board at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”) and (y) eighty (80) calendar days prior to the first anniversary of the 2025 Annual Meeting. The Company agrees that, if the Standstill Period has not expired, it will advise Stockholder of the date that is thirty (30) calendar days prior to the Notice Deadline for the 2026 Annual Meeting not later than forty (40) calendar days prior to the Notice Deadline for the 2026 Annual Meeting if the date has not otherwise been publicly announced by the Company.

(h)	“Third Party” shall mean any person that is not a party to this Agreement, a member of the Board, a director or officer of the Company, or legal counsel to either party.

(i)

“Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

9.

Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. This Agreement shall be construed in accordance with, and this Agreement and all disputes hereunder shall be governed by, the laws of the State of Delaware, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment in any such action, suit or proceeding may be brought, on a non-exclusive basis, in any federal or state court of competent jurisdiction in the aforesaid courts. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the non-exclusive jurisdiction of any such court, generally and unconditionally, with respect to any such action, suit or proceeding and waives any defense of forum non conveniens or based upon venue if such action, suit or proceeding is brought in accordance with this provision.

10.

No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

11.

Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

12.

Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Tejon Ranch Co.

P. O. Box 1000

Lebec, California 93243

Attention:   Michael R.W. Houston, Sr. V.P. & General Counsel

Email:

if to Stockholder:

Nitor Capital Management LLC

600 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

Attention:   David J. Spier

Email:

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attention:   Ryan Nebel

 Dorothy Sluszka

Email:

13.

Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

14.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

15.

Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement without the prior written consent of the other party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding on the permitted successors and assigns of the parties hereto.

16.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

17.	Fees and Expenses. Neither the Company, on the one hand, nor Stockholder, on the other hand, will be responsible for any fees or expenses of the other in connection with this Agreement.

18.

Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

19.

Termination. Unless otherwise mutually agreed in writing by each party, this Agreement shall terminate on the earlier to occur of (i) the conclusion of the Standstill Period and (ii) the consummation of an Extraordinary Transaction by the Company. Upon termination, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination. Notwithstanding the foregoing, Section 8 through Section 19 shall survive the termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY

TEJON RANCH CO., a Delaware corporation

By:	/s/ Gregory S. Bielli
Name: Gregory S. Bielli
Title: President and Chief Executive Officer

STOCKHOLDER

NITOR CAPITAL MANAGEMENT LLC, a New York limited liability company

By:	/s/ David J. Spier
Name: David J. Spier
Title: Managing Member

/s/ David J. Spier
DAVID J. SPIER